Agreement and Plan of Reorganization

         This Agreement and Plan of Reorganization ("Agreement") dated as of July 7, 2000 is entered into by NetObjects, Inc., a Delaware corporation ("NetObjects"), Neto Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NetObjects ("Subsidiary"), Rocktide, Inc., a Delaware corporation (the "Company"), and the undersigned holders of substantially all outstanding capital stock of the Company. Such holders of outstanding capital stock of the Company are herein collectively referred to as the "Stockholders" and individually as a "Stockholder." The Company is a developer of software applications consisting of an embedded ASP platform and an embeddable online Web builder (the "Business").

         Capitalized terms used herein have the meanings stated in Section 9.

         NetObjects desires to acquire the Company through a merger (the "Merger") of the Company with and into Subsidiary (the "Surviving Company") for a total value of $4,000,000 consisting of NetObjects common stock, $0.01 par value per share, ("NetObjects Stock") and $400,000 cash (the "Cash
Consideration", and collectively with the shares of NetObjects stock, the "Merger Consideration"), and the Company and the Stockholders desire to consummate the Merger, under the terms of this Agreement.

         The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Code.

         Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1     The Merger

         1.1 Closing. The closing (the "Closing") under this Agreement shall take place at the offices of McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, within five business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 5 and 6, or at such other place or on such other date as the parties may agree in writing.

         1.2 Effective Time of Merger. The Merger shall take effect upon filing of a Certificate of Merger, substantially in the form attached as Exhibit A (the "Certificate of Merger"), with the Delaware Secretary of State in accordance with Delaware Law (the "Merger Effective Time").

         1.3 Effects of Merger. The effects of the Merger are as follows:

         (a) Certificate of Incorporation. At the Merger Effective Time, the Certificate of Incorporation of the Subsidiary shall be the Certificate of Incorporation of the Surviving Company, subject always to the right of the Subsidiary to amend its Certificate of Incorporation after the Merger Effective Time in accordance with the laws of the State of Delaware, and shall not be amended by virtue of the Merger.

         (b) By-Laws. At the Merger Effective Time, the Bylaws of the Subsidiary shall be the Bylaws of the Surviving Company and shall not be amended by the Merger.

         (c) Directors and Officers. At the Merger Effective Time, the directors of Subsidiary immediately prior to the Merger Effective Time shall become the directors of the Surviving Company, and the officers of the Subsidiary immediately prior to the Merger Effective Time shall remain as the officers of the Surviving Company, in each case until their successors have been elected and qualified or until otherwise provided by law.

         (d) Company Shares Owned by Company or NetObjects. At the Merger Effective Time, all of the shares of Common Stock of the Company that are owned directly or indirectly by the Company or any subsidiary of the Company and any Shares owned by NetObjects, Subsidiary or any other subsidiary of NetObjects (the "Excluded Shares") shall be canceled and no NetObjects Stock or any other consideration shall be delivered therefor.

         (e) Other Company Common Shares. At the Merger Effective Time, each share of Common Stock of the Company ("Common Shares"), other than the Excluded Shares, shall be converted into the right to receive Merger Consideration of $0.4371585 per Common Share (based on total Common Shares and Common Shares subject to Company stock options equal to 9,150,000 shares divided into the total Merger Consideration value of $4,000,000) consisting of the following:

                  (i) an amount of cash per outstanding Common Share equal to the Cash Consideration divided by the total number of Common Shares outstanding (excluding shares subject to unexercised stock options) immediately prior to the Merger Effective Time; and

                  (ii) a fraction of one share of NetObjects Stock which equals the quotient of (x) $0.4371585 minus the amount determined in
                  (i), above divided by (y) the "Merger Price", which is the average reported closing price per share of NetObjects Stock on the Nasdaq National Market (the "Reported Price") for the ten consecutive trading days immediately preceding the date that is two full business days before the date of Closing;

         subject, however, to Section 1.3(g) and Section 1.3(i).

         (f)  Fractional  Shares.  NetObjects  shall not be required to issue or deliver any fractional shares of NetObjects Stock or any certificates representing fractional shares of NetObjects Stock for certificates representing the Excluded Shares; however, NetObjects shall pay to each person who would otherwise be entitled to receive a certificate representing a fractional share of NetObjects Stock an amount in cash (rounded to the nearest whole cent) equal to the Merger Price multiplied by the fraction of a share of NetObjects Stock to which such Stockholder would otherwise be entitled.

         (g) Escrow Deposit. Notwithstanding anything in this Section 1., (i) a number of shares of NetObjects Stock equal to one-tenth of the number of shares of NetObjects Stock into which the Common Shares held by each Stockholder shall be converted by virtue of the Merger, rounded up (if a fractional share amount) to the next highest whole number of shares (the "Escrow Stock"), and (ii) an amount equal to one-tenth the amount of cash which each

Stockholder is entitled to receive by virtue of the Merger, rounded up to the nearest whole cent (the "Escrow Dollars"), shall be subject to the escrow agreement dated the date hereof in the form attached as Exhibit B (the "Escrow Agreement"). Certificates representing the Escrow Stock and the Escrow Dollars shall be delivered to the escrow agent under the Escrow Agreement (the "Escrow Agent") rather than such Stockholder.

         (h) Rocktide Options. At the Merger Effective Time, there shall be substituted for each option to acquire Common Shares then outstanding under the Rocktide, Inc. 2000 Stock Plan (the "Rocktide Option Plan") an option under the NetObjects Amended and Restated 1997 Stock Option Plan (the "NetObjects Option Plan") to acquire a number of shares of NetObjects Stock equal to the number of Common Shares subject to such option under the Rocktide Option Plan immediately prior to the Merger Effective Time multiplied by an amount equal to the quotient of (x) $0.4371585 divided by (y) the Merger Price (the "Option Exchange Ratio"), rounded down to the nearest whole number of shares of NetObjects Stock. The per share exercise price for the NetObjects Stock issuable upon exercise of each substituted option shall be determined by dividing the exercise price per Common Share subject to the option, as in effect immediately prior to the Merger Effective Time, by the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. For purpose of the vesting provisions of the NetObjects Option Plan, the period of required time-based vesting, and the commencement date of the actual vesting period (with an acceleration of vesting as to no more than 50% of the shares of NetObjects Stock issuable upon exercise of each substituted option) applicable to options under the Rocktide Option Plan will also be applicable to the options under the NetObjects Option Plan substituted therefor. Promptly after the Merger Effective Time, NetObjects and such holders shall enter into option agreements reflecting the terms of such options issued in substitution. A number of shares of NetObjects Stock equal to one-tenth of the number of shares of NetObjects issued upon any exercise of the substituted NetObjects option during the term of the Escrow Agreement will be deposited by NetObjects with the Escrow Agent and will be subject to the terms of the Escrow Agreement.

         (i)  Restricted  Stock.  Notwithstanding  any other  provision  of this
Section 1.3 to the contrary, 25% of the shares of NetObjects Stock received by Jeet Kaul and Arun Anantharaman pursuant to Section 1.3(e) will remain subject to the provisions of the Common Stock Purchase Agreement among them and Rocktide dated March 14, 2000 and shall constitute "Non-Vested Shares" as defined therein.

         1.4 Surrender of Certificates

         (a) Certificate Surrender Required. Notwithstanding any other provision of this Agreement, no certificate for NetObjects Stock and no cash amount otherwise payable to a Stockholder who has not theretofore surrendered its, his or her certificates formerly evidencing the Common Shares registered in its, his or her name shall be issued or paid until the surrender of such certificates to NetObjects, in which case it will be paid to such holder. Until properly surrendered, certificates formerly evidencing the Common Shares shall be deemed for all purposes to evidence only the shares of NetObjects Stock or amount of Cash Consideration into which such Common Shares were converted by virtue of the Merger and the right to receive the payments specified in Section 1.3(f). No interest shall accrue after the Merger Effective Time or be paid on any cash payment upon surrender of certificates which immediately prior to the Merger Effective Time represented the Common Shares.

         (b) Notice. As soon as practicable after the Merger Effective Time, the Company shall notify each Stockholder who has not already surrendered all its, his or her certificates formerly evidencing the Common Shares registered in its, his or her name, that the Merger has become effective and that such certificates may be surrendered to the Company in order to receive certificates representing the NetObjects Shares into which such Common Shares were converted by virtue of the Merger and the amount of the Cash Consideration or other amounts then payable to such holder in accordance with this Agreement.

         (c) Nonregistered Certificate Holders. If any part of the NetObjects Stock or right to receive cash issuable or payable to a Stockholder is to be issued or paid to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to such issuance or payment that the certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Company any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid.

         (d) Lost, Stolen or Destroyed Certificates. In the event any certificate formerly representing the Common Shares shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the registered holder thereof or his duly authorized attorney-in-fact, NetObjects shall issue the certificate for NetObjects Stock and pay the portion of the Cash Consideration to which such Common Shares are then entitled by virtue of the Merger, provided that NetObjects may, in its discretion and as a condition precedent to such issuance and payment, require the owner of such lost, stolen or destroyed certificate to give NetObjects a bond in such sum as it may direct as indemnity against any claim that may be made against NetObjects or the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

         1.5 Other Agreements.

         (a) The Escrow Agreement attached in the form of Exhibit B sets forth the terms on which (i) the portion specified therein of the shares of NetObjects Stock to be issued to each stockholder of the Company pursuant to this Agreement and (ii) the specified portion of the Cash Consideration to be paid to each stockholder pursuant to this Agreement will be held by the escrow agent designated therein and the authority of the Stockholders to act on behalf of all stockholders of the Company thereunder as the "Holders' Agents." The Stockholders hereby confirm the terms of the Escrow Agreement and agree to act as the agent for all stockholders of the Company.

         (b) At or prior to the Closing, each of the Stockholders agrees to enter into releases in favor of the Company in the form attached as Exhibit C.

         (c) At or prior to the Closing, each of the Stockholders agrees to enter into noncompetition agreements with NetObjects in the form attached as Exhibit D.

         (d) Each of the Stockholders hereby waives his appraisal rights underss. 262 of Delaware General Corporation Law.

         (e) Each of the stockholders agrees to sign and deliver to NetObjects an agreement substantially in the form of the Confirmation Agreement and Assignment of Rights attached as Exhibit E.

Section 2 Transactional Representations and Warranties of the Stockholders and the Company

         A. The Stockholders and the Company represent and warrant to NetObjects that, on and as of the date hereof:

2.1      Capital Stock.

         (a) The authorized and outstanding capital stock of the Company is as follows:

                                                 Shares           Shares
                 Designation of Class          Authorized      Outstanding

                 Common Stock                  25,000,000       8,625,000

                 Preferred Stock               25,000,000           0

There is no capital  stock of the Company  outstanding  except as stated in this
Section 2.1(a). The outstanding Stock Rights of the Company are as follows:

                                                                       Shares
                                                                       Subject
                                                        Class of       to Stock
                                                         Stock          Right
                Designation of Stock Right

                Options under Rocktide Option Plan      Common        525,000

There are no Stock Rights outstanding with respect to the Company except as set forth in this Section 2.1(a), and the terms of such Stock Rights are as set forth in Schedule 2.1. Except as disclosed in Schedule 2.1, the Company is not a party to any stockholders agreement, registration rights agreement, repurchase agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

         (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law. Except as disclosed in Schedule 2.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive or similar rights in respect of any capital stock of the Company except as set forth in Schedule 2.1.

         (c) The Company has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto, or, except as set forth in Schedule 2.1, directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

         2.2 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct the Business as currently conducted. The Company is duly qualified and in good standing under the laws of California and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct its

Business as currently conducted. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction other than California. The Company is not a partner in any general or limited partnership or a member in any limited liability company.

         2.3 Authority. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (including without limitation all required shareholder approvals) and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement.

         2.4 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate or conflict with the articles of incorporation or by-laws of the Company, (ii) do not require any Third-Party Action with respect to the Company, (iii) to the knowledge of the Company, do not violate any Legal Requirement or Order applicable to the Company, (iv) do not conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations under, or result in the creation or imposition of any Third-Party Right under, any Contract, excluding Minor Contracts, to which the Company is a party or (v) to the knowledge of the Company, do not conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations under, or result in the creation or imposition of any Third-Party Right under, any Minor Contract to which the Company is a party.

         B. Each Stockholder, with respect to itself, himself or herself only, hereby represents and warrants to NetObjects that, on and as of the date hereof:

         2.5 Power and Authority. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

         2.6 Title. Such Stockholder is the sole record and beneficial owner of the shares of Company stock set forth opposite such Stockholder's name on
Schedule 2.6. Such shares are free and clear of all Third-Party Rights, and such Stockholder has the full and unrestricted right, power and authority to vote such shares in favor of, and have such shares participate in, the Merger.

         2.7 Authority; Enforceability; Approval. Such Stockholder has full right and power and all authorization and approval required by any Legal Requirement, and by any Contract to which such Stockholder is a party to vote his, her or its shares in favor of the Merger. The execution, delivery and performance of this Agreement by such Stockholder have been duly authorized by all necessary action. This Agreement is legally binding on and enforceable against such Stockholder in accordance with its terms. The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the Merger and all of other transactions contemplated hereby
(x) to the knowledge of such Stockholder, do not violate any Legal Requirement or Order applicable to such Stockholder, (y) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under or result in any acceleration or right of acceleration of any obligations under, any Contract, excluding Minor Contracts, to which such Stockholder is a party, and (z) to the knowledge of such Stockholder, do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Minor

Contract to which such Stockholder is a party. Such Stockholder has voted all of his, her or its shares of Company capital stock fully and irrevocably in favor of the Merger.

         2.8 Investment Intent. Such Stockholder is acquiring NetObjects Stock under the terms of this Agreement for such Stockholder's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act. Such Stockholder understands that the NetObjects Stock is characterized as "restricted securities" under the federal securities laws inasmuch as the NetObjects Stock is being acquired from NetObjects in a transaction not involving a public offering. Such Stockholder understands that the NetObjects Stock has not been registered under the Act by reason of its issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act, that it must be held indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from registration, and that the reliance of NetObjects and others on this exemption is predicated in part on such Stockholder's representations and warranties.

         2.9 Investment Experience. Such Stockholder has carefully reviewed this Agreement, including the Exhibits and Schedules hereto, and has carefully reviewed all NetObjects Information provided to all Company stockholders, other available materials concerning NetObjects, including, but not limited to the NetObjects Annual Report on SEC Form 10-K and amendments thereto for the year ended September 30, 1999 and NetObjects Quarterly Reports on SEC Form 10-Q for the three and six months ended December 31, 1999 and March 31, 2000, and has asked NetObjects all questions he, she or it deemed appropriate, and acknowledges that he, she or it is experienced in evaluating and investing in companies similar to NetObjects, can bear the economic risk of owning the NetObjects Stock, including a complete loss of the investment, for an indefinite period of time, and has enough knowledge and experience in financial and business matters to evaluate the merits and risks of owning the NetObjects Stock.

         2.10 Transfer and Assignment. Any transfer or assignment of the NetObjects Stock must be made in compliance with the Act and applicable state securities laws. No such assignment or transfer will be valid unless NetObjects first receives notice of such assignment or transfer and an opinion of counsel (which opinion of counsel must be reasonably satisfactory to NetObjects) to the effect that such assignment or transfer does not violate the registration requirements of the Act or any applicable state securities law. There are no agreements, refusal rights or arrangements of any kind between such Stockholder and any other party that require such Stockholder to offer or sell the NetObjects Stock to any Person, whether in connection with the transaction contemplated by this Agreement, any resale of the NetObjects Stock in the future or otherwise.

         2.11 Legends. Such Stockholder understands that the certificate(s) evidencing the NetObjects Stock may bear a legend substantially as follows:

         The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired not with a view to distribution and may not be offered, sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and under any applicable state securities laws, or an opinion of counsel satisfactory to NetObjects that the proposed transfer can be made in compliance with federal and state securities laws.

and any legend required by any applicable state laws or regulations.

         2.12 Tax Status. Each Stockholder understands and acknowledges that the qualification of the Merger as a reorganization under Section 368 of the Code is dependent on a number of factors outside the control of NetObjects, including without limitation, actions taken after the Closing by such Stockholder and other Stockholders, and that, subject to Section 7.12, NetObjects will have no responsibility with respect to any such matter and is not assuring such Stockholder that such qualification will be achieved. Each Stockholder confirms that he, she or it has relied upon his, her or its own tax counsel, and not on NetObjects or any representative of NetObjects, with respect to such qualification.

Section 3 Business Representations and Warranties of the Stockholders and the Company

         The Stockholders and the Company represent and warrant to NetObjects that, on and as of the date hereof:

         3.1 Subsidiaries, Etc. Except as set forth in Schedule 3.1, the Company has does not beneficially own any equity or debt interest (except as a creditor in the ordinary course of business), direct or indirect, in any Person.

         3.2 Financial Statements, Etc.

         (a) Financial Statements. Schedule 3.2(a) contains copies of the unaudited balance sheets and statements of operations and retained earnings and of cash flows for the Company at and for the period ended May 31, 2000 (the "Interim Statements"). The Interim Statements fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Interim Statements, for the absence of statements of retained earnings and cash flows and footnotes and subject to normal year-end adjustments).

         (b) Absence of Certain Liabilities. The Company has no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances currently or heretofore existing, except: (i) as expressly set forth in this Agreement (including without limitation disclosures in Schedule 3.2(b) and any other Schedules hereto); (ii) as accrued in the balance sheet included in the Financial Statements; (iii) for liabilities and obligations incurred since May 31, 2000 in the ordinary course of business consistent in nature and amount with past practice; and (iv) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related matters) will not subject the Company to Damages in excess of $50,000.

         (c) Absence of Certain Changes. Since May 31, 2000, except as set forth in Schedule 3.2(c):

                  (i) The Company has operated its business in the ordinary course.

                  (ii) There has been no material adverse change in the assets, business, liabilities, financial condition, results of operations or customer base of the Company.

                  (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's books in excess of $50,000, net of any insurance recoveries.

                  (iv) There has not been any material change in the accounting methods, practices or principles of the Company.

                  (v)  The  Company  has  not  sold,  transferred  or  otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property other than the sale of inventory in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $50,000.

                  (vi) The Company has not instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency.

                  (vii) The Company has not assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

                  (viii) The Company has not granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

         3.3 Taxes.

         (a) The Company has filed no federal or state income or franchise Tax returns. The Company has filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete in all material respects. The Company has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its books that are adequate for the payment of all Taxes not yet due and payable.

         (b) (i) None of such  returns  contained a disclosure  statement  under
         Section 6662 of the Code or any similar provision of foreign law;

                  (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against the Company or any claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Interim Statements;

                  (iii) To the  knowledge  of the  Company,  there is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company with respect to federal or foreign Taxes previously paid;

                  (iv) All amounts that are required to be collected or withheld by the Company with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

                  (v) No audit has been conducted of any federal or foreign income tax return filed by the Company;

                  (vi) The Company has not requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

                  (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company;

                  (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method;

                  (ix) The Company is not a party to any agreement, contract or arrangement in the nature of a tax-sharing agreement, whether in writing or otherwise. No consent has been filed under Section 341(f) of the Code with respect to the Company. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason or a change in accounting method nor does the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. The Company is not a party to any agreement, contract or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. The disclosure provided to the Company in respect of each and every transaction to be consummated in connection with this Agreement, whether performed prior to, at or following the Closing, and the resolutions adopted after review of the foregoing, are sufficient to comply with the provisions of Section 280G of the Code (and both its adopted and proposed Treasury Regulations) that allow for approval by appropriate persons and exemption from the provisions of Section 280G of the Code of transactions that might otherwise result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; and

                  (x) The Company and its stockholders made a valid election for the Company to be an S Corporation, within the meaning of Section 1361(a)(1) of the Code, for its calendar year beginning March 2, 2000, and said election has not been terminated or revoked at any time, and will not be terminated or revoked at Closing, provided that the Company makes no representation or warranty with respect to the tax consequences of the transactions contemplated in this Agreement or the other Transaction Agreements.

         3.4 Title to Properties.

         (a) The Company owns no real Property.

         (b) Schedule 3.4(b) is a true and complete summary based on the books and records of the Company of all items of personal Property owned by the Company with a net book value in excess of $5,000 per item.

         (c) Except as set forth in Schedule 3.4(c), the Company has good title to all of its Properties, in each case free and clear of all Third-Party Rights.

         (d) The Company owns all material items of non-inventory tangible and intangible personal Property used in generating the revenue shown in the Interim Statement of the Company previously delivered to NetObjects, subject to any sales or dispositions of tangible personal Property since May 31, 2000 in the ordinary course of business.

         3.5 Inventories. The Company has no inventory.

         3.6 Accounts Receivable. The Company has no accounts receivable.

         3.7 Leases, Etc. Schedule 3.7 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company leases (as lessor or lessee) any real or personal Property with rental payments exceeding $5,000 per year (collectively, the "Disclosable Leases"). All Disclosable Leases are, in all material respects, valid and enforceable by the Company in accordance with their terms. Neither the Company nor, to the knowledge of the Company, any other party to any Disclosable Lease is in material breach thereof. The Company enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property subject to Disclosable Leases to which it is a party.

         3.8 Facilities, Equipment. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any notice of any material violation of any Legal Requirement or Order by the Company's facilities which has not been corrected, and no facility of the Company is in material violation of any Legal Requirement or Order.

         3.9 Insurance. Schedule 3.9 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any of its Properties, assets and business as of the date hereof. Except as noted in Schedule 3.9, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in Schedule 3.9 are valid and in good standing and in full force and effect and the premiums have been paid when due. Except for any claims set forth in Schedule 3.9, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in Schedule 3.9, the Company has not received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

         3.10 Employment and Benefit Matters.

         (a) Schedule 3.10(a) lists each of the following for each employee of the Company: name, hire date, current salary and currently held options (including the vesting schedule applicable to such options). None of the employees listed on Schedule 3.10(a) has given the Company notice of his or her intention to resign his or her position with the Company and the Company has no present intention to terminate such employees.

         (b) Schedule 3.10(b) lists all of the following items which are applicable to the Company: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "Benefit Plans."

         (c) The Company has no Benefit Plans subject to ERISA; all Benefit Plans subject to ERISA are provided by Execustaff, Inc., a professional employer organization with whom the Company contracts to provide human resources staffing and to provide benefits to Company employees.

         3.11 Contracts. Except as shown on Schedules 3.7 and 3.11, and except for Contracts fully performed or terminable at will without liability to the Company, the Company is not a party to any Contract that affects the Company, its business, Properties, assets, operations or financial condition and which contemplates performance by the Company during a remaining period of more than one year (90 days in the case of any purchase Contract) or involves remaining commitments for sale or purchase in excess of $5,000. True and complete copies of each Contract disclosable on Schedule 3.11 (a "Disclosable Contract") have been delivered to NetObjects. Each Disclosable Contract is, in all material respects, valid and enforceable by the Company in accordance with its terms. Neither the Company nor, to the knowledge of the Company, any other party to any Disclosable Contract is in material breach thereof.

         3.12 Officers and Directors, Etc. Schedule 3.12 is a true and complete list of:

         (a) the names and addresses of each of the Company's officers and directors;

         (b) the name of each bank or other financial institution in which the Company has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

         (c) the name of each bank or other financial institution in which the Company has a line of credit or other loan facility.

         3.13 Corporate Documents. The Company has furnished or made available to NetObjects or its representatives true, correct and complete copies of (i) the articles or certificate of incorporation and bylaws of the Company, (ii) the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company; (iii) all material Permits and Orders with respect to the Company and (iv) the stock transfer books of the Company setting forth all transfers of any capital stock.

         3.14 Legal Proceedings. There is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any of its Properties or business, and to the knowledge of the Company, there is no such action, suit, proceeding or investigation threatened.

         3.15 Compliance with Instruments, Orders and Legal Requirements. The Company is not in material violation of, or in default in any material respect with respect to, any term or provision of its articles or certificate of incorporation or bylaws, or, to the knowledge of the Company, any Order or any Legal Requirement applicable to the Company.

         3.16 Permits. The Company holds all Permits material to the conduct of its business as and where now conducted. To the knowledge of the Company, there is not pending nor threatened any proceedings to terminate, revoke, limit or impair any material Permit.

         3.17     Intellectual Property.

         (a)  Schedule  3.17(a)  sets  forth  a true  and  complete  list of all patents, patent applications, trademarks, trade names, service marks and registered copyrights and applications therefor, if any, owned or claimed by or licensed to the Company. Except as set forth on Schedule 3.17(a), the Company owns or is licensed or otherwise has the right to use, without future payment to any other Person, all patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, business marks, trade names, brand names, copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), designs, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, software, data, methods, technical information, confidential and proprietary information and all other intellectual property rights whether or not subject to statutory registration or protection, and licenses to any or all of the foregoing (collectively, the "Intellectual Property"), used in or necessary for the conduct of its business as presently conducted and as proposed to be conducted by the Company, free and clear of any Third-Party Right. Except as otherwise indicated on Schedule 3.17(a), all patents, patent applications, trademarks, trade names, service marks and copyrights of the Company have been duly registered and filed with or issued by each appropriate Governmental Agency in the jurisdictions indicated in Schedule 3.17(a), all necessary affidavits of use or continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect. Except as disclosed in Schedule 3.17(a), the conduct of the Company's business, as presently conducted and as proposed to be conducted by the Company, does not violate, conflict with or infringe any Contract (other than any Minor Contract) between the Company and any Person or any Contract (other than any Minor Contract), license (other than any Minor License) or, to the knowledge of the Company, any Minor Contract, Minor License or other Intellectual Property rights or proprietary, privacy, publicity or similar rights, of any other Person. Except as otherwise indicated on Schedule 3.17(a), the Company does not have any notice or knowledge of any objection or claim being asserted by any Person with respect to the ownership, validity, enforceability or use of any Intellectual Property or any names or slogans embodying business or product goodwill (or both), or challenging or questioning the validity or effectiveness of any license relating thereto. There are no unresolved conflicts with, or pending claims by or against the Company, whether in Litigation or otherwise, involving any Intellectual Property or any names or slogans embodying business or product goodwill (or both), and there are no Liens or rights of any other Person with respect to Intellectual Property that would prevent the Company from fulfilling its obligations under this Agreement.

         (b) Schedule 3.17(b) sets forth a true and complete list of all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property granted to the Company and all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property of the Company or any portions thereof, granted by the

Company to any other Person. To the knowledge of the Company, no such Person is in breach of or default under its obligations.

         (c) All software, other than generally available software (such as Word for Windows, Excel, WordPerfect and the like) and generally available system development tools, that is either marketed to customers of the Company as a program or as part of a service or is used by the Company to support its business:

                  (i) is owned by the Company or the Company has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or encumbrances except as may be set forth in any license agreement listed in Schedule 3.17(b); and

                  (ii) is free from any interest of any former or present employees of, or contractors or consultants to, the Company.

         (d) Except as disclosed in Schedule 3.17(a), the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any material Intellectual Property owned by the Company or with respect to which the Company now has or has had any Contract (to the knowledge of the Company, in the case of any Minor Contract or Minor License) with any Person, or right of termination, cancellation or acceleration of any material Intellectual Property right or obligation set forth in any Contracts (to the knowledge of the Company, in the case of any Minor Contract or Minor License) to which the Company is a party, or the loss or encumbrance of any material Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any material Intellectual Property or right or otherwise impair the Company's right to use any material Intellectual Property of the Company in the same manner as such Intellectual Property is currently being used by the Company or the customers of the Company.

         (e) To the extent third party software is marketed to customers of the Company together with the Intellectual Property of the Company, (i) the third party rights have been identified (or the Contracts and the specific third party software have been listed) on Schedule 3.17(b), (ii) all necessary licenses have been obtained and are being complied with and (iii) no royalties or payments are due (or such royalties and payments are identified on Schedule 3.17(e)).

         (f) None of the trade  secrets (as defined in the Uniform Trade Secrets
Act) of the Company has been published or disclosed by the Company, or to the knowledge of the Company by any other Person, to any Person except pursuant to licenses or Contracts requiring such other Persons to keep such trade secrets confidential.

         (g) Except as disclosed in Schedule 3.17(b), the Company is not, and to the knowledge of the Company, no other party to any licensing or other similar arrangements with the Company relating to any Intellectual Property (other than Minor Licenses of freeware, shareware or opensource) is in breach of or default under its material obligations under such arrangements. Except as disclosed in
Schedule 3.17(b), to the knowledge of the Company, neither it nor any other party to a Minor License of freeware, shareware or opensource is in breach of or default under its material obligations under such arrangements. Except as disclosed in Schedule 3.17(b), the Company is not, and to the knowledge of the Company, no other party to any distributorship or other similar arrangements with the Company relating to any material Intellectual Property is, in breach of or default under its material obligations under such arrangements.

         (h) Except as set forth in Schedule 3.17(a), there exists no litigation pending or, to the Company's knowledge, threatened against the Company with regard to any patent, copyright, trade secret, trademark, trade name, service mark or other Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name or other claims relating to Intellectual Property by which the Company is bound.

         (i) Except as disclosed in Schedule 3.17(a) or Schedule 3.17(i), the Company has not received any communications alleging the Company has infringed or violated or, by conducting its businesses as proposed by the Company, would infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights, processes or other Intellectual Property of any other Person.

         (j) Except as disclosed in Schedule 3.17(j), to the knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by or licensed to the Company.

         (k) The Company has taken reasonable and necessary steps to protect the Intellectual Property of third parties received by the Company under obligation of confidentiality and its material Intellectual Property and its rights thereunder, and to the knowledge of the Company no such rights have been lost or are in jeopardy of being lost through failure to act by the Company. Except as disclosed in Schedule 3.17(k), all current and former employees of the Company, and all current and former independent contractors of the Company furnishing services related to software and data, have signed confidentiality/proprietary rights agreements substantially in the form attached as Schedule 3.17(k).
Schedule 3.17(k) lists all current and former independent contractors of the Company furnishing services related to software and data.

         (l) Except as disclosed in Schedule 3.17(l), no licenses or rights have been granted to distribute or use the source code of, or to create Derivative Works (as hereinafter defined) or, any product currently marketed by, commercially available from or under development by the Company for which the Company possesses the source code. As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

         (m) Except as disclosed in Schedule 3.17(m), the Company has not assigned, sold or otherwise transferred ownership of or the right to use any patent, patent application, trademark or service mark.

         (n) Neither the Company nor any of its officers nor, to the knowledge of the Company, any of its employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by the Company in the furtherance of its business operations as presently conducted or as proposed to be conducted by the Company, which patents or applications have not been assigned to the Company with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Agency.

         (o) Without limiting the generality of this Section 3.17, the software and related licenses referred to herein shall include freeware, shareware and opensource.

         3.18 Capital Expenditures. Schedule 3.18 sets forth, by nature and amount, all budgeted capital expenditures of the Company for which commitments have been made, or for which payments or current liabilities have been made or incurred, in excess of $5,000.

         3.19 Environmental Matters. To the knowledge of the Company, there are no Hazardous Materials used or present at any location used by the Company in the conduct of the Business, except for any Hazardous Materials constituting normal office supplies. To the knowledge of the Company, no location currently or previously used by the Company is contaminated by any Hazardous Material, and no event has occurred and no activity has been or is being conducted by the Company which has resulted or could reasonably result in contamination of any location currently or previously used by the Company by any Hazardous Material. To the knowledge of the Company, no Government Agency has commenced any investigation or proceeding with respect to the contamination of any location currently or previously used by the Company by any Hazardous Material.

         3.20 Illegal Payments. To the best knowledge the Company, none of the Company or any director, officer, employee, or agent of the Company has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company, which the Company or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any law.

         3.21 Confidentiality Obligations. The Company is not in possession of any information, documents or materials under an obligation of confidentiality or use to any other Person other than pursuant to a Contract described in
Schedule 3.11. The conduct of the Business as presently conducted does not violate or conflict with the obligation of confidentiality or use to any other Person.

         3.22 Representations. No representation or warranty by the Company in this Agreement, or in any Schedule, Exhibit or document furnished by the Company at the Closing pursuant hereto contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained herein and therein not misleading.

Section 4 Representations and Warranties of NetObjects

         NetObjects hereby represents and warrants to the Stockholders and the Company that, on and as of the date hereof:

         4.1  Organization,   Standing,   Etc.  of  NetObjects  and  Subsidiary.
NetObjects is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified and in good standing under the laws of California and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct its Business as currently conducted. NetObjects and Subsidiary have full power and authority under applicable corporate law to own, lease and operate their Properties and to carry on the business in which they are engaged.

         4.2 Authority; Enforceability. NetObjects and Subsidiary have all necessary power and authority under applicable corporate law to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by NetObjects and Subsidiary has been duly authorized by all necessary action under applicable corporate law. This Agreement is legally binding on and enforceable against NetObjects and Subsidiary in accordance with its terms. The execution, delivery and performance of this Agreement by NetObjects and Subsidiary and the consummation by NetObjects and Subsidiary of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to NetObjects or Subsidiary except those listed on Schedule 4.2, (y) do not violate any Legal Requirement or Order applicable to NetObjects or Subsidiary and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which NetObjects or Subsidiary is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

         4.3 SEC Information. As of their respective filing dates (except as thereafter amended) all documents that NetObjects has filed with the SEC (the "NetObjects SEC Documents") have complied in all material respects with the applicable requirements of the Act or the Exchange Act, and none of the NetObjects SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed NetObjects SEC Document filed prior to the date hereof.

         4.4 Litigation. There are no claims, actions, suits or other proceedings pending, or to the knowledge of NetObjects, threatened, at law or in equity, by or before any Governmental Agency or any arbitrator against NetObjects which could reasonably be expected to have an adverse effect on the ability of NetObjects to perform its obligations under this Agreement.

         4.5 Material Adverse Change. No violation or other matter having a material adverse affect on in NetObjects's business, condition, assets, liabilities, operations, financial performance or prospects has occurred since NetObjects's last SEC report.

Section 5 Conditions to Obligations of NetObjects at Closing

         The obligations of NetObjects hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition NetObjects may waive in writing in accordance with Section 8.3.

         5.1 Representations and Warranties. The representations and warranties contained in Sections 2 and 3 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

         5.2 Performance. The Stockholders and the Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by them or it on or before the Closing.

         5.3 Third-Party Action. All Third-Party Action required in order to consummate the Closing on the terms hereof.

         5.4 Opinion of Counsel.  NetObjects  shall have received from Hopkins &
Carley, counsel to the Company, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit F.

         5.5 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, NetObjects, Subsidiary, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         5.6 Interim Events. None of the events listed in Sections 7.9(a) through (h) shall have occurred without NetObject's written consent.

         5.7 Management Changes. No change in the directors or officers of the Company or any employees of the Company listed on Schedule 5.8 shall have occurred from May 26, 2000.

         5.8 Releases. The Stockholders, the directors and officers, and all other holders of Common Shares and options or other Stock Rights to acquire Common Shares of the Company shall have entered into releases in favor of the Company in the form attached as Exhibit C.

         5.9 Exercise of Options. Russell Sarmiento shall have exercised all of his vested options to purchase shares of Common Stock of the Company.

         5.10 Noncompetition Agreements. Each of the Stockholders and Russell Sarmiento shall have entered into a Noncompetition Agreement with NetObjects substantially in the form attached as Exhibit D.

         5.11 Employment Agreements. Key employees of the Company designated by NetObjects shall have entered into employment agreements with NetObjects in forms satisfactory to NetObjects.

         5.12 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Company and the Stockholders in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to NetObjects.

         5.13 Appraisal Rights. Each Stockholder and all other holders of Common Shares and options or other rights to acquire Common Shares of the Company shall have voted to approve or consented to the Merger, shall not have elected to exercise any appraisal rights pursuant to Section

262 of the Delaware General Corporation Law, and shall have executed and delivered to NetObjects the Stockholder Investment Representations and Waiver of Appraisal Rights attached hereto as Exhibit J.

         5.14 Confirmation Agreement and Assignment of Rights. Each current and former Company employee or consultant to the Company shall have executed and delivered to NetObjects a Confirmation Agreement and Assignment of Rights in the form attached as Exhibit E.

Section 6 Conditions to Stockholders' and Company's Obligations at Closing

         The obligations of the Stockholders and the Company hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Holders' Agent may waive in accordance with Section 8.3.

         6.1 Representations and Warranties. The representations and warranties of NetObjects contained in Section 4 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

         6.2 Performance. NetObjects shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by NetObjects on or before the Closing.

         6.3 Third-Party Action. All Third-Party Action required in order to consummate the Closing on the terms hereof, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken.

         6.4 Opinion of Counsel. The Stockholders and the Company shall have received at the Closing from McCutchen, Doyle, Brown & Enersen, LLP, counsel to NetObjects and Subsidiary, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit G.

         6.5 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, NetObjects, Subsidiary or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         6.6 Additional Options. NetObjects shall have authorized and issued options to purchase 200,000 shares of NetObjects Stock, to be granted at the Merger Effective Time to such employees of the Company and in such allocation as is mutually agreed by NetObjects and the Company. The options shall have an exercise price equal to the fair market value at the Merger Effective Time, and will vest over four years as follows: 1/4 of the options shall vest at the one-year anniversary of the Merger Effective Time, and 1/48 of the options shall vest on the last day of each successive month; provided, however, that any employee holding such options must be continuously employed by NetObjects or the Subsidiary from the Merger Effective Time through the date of vesting for any option.

         6.7 Corporate and Other Proceedings. All corporate and other proceedings on the part of NetObjects and Subsidiary in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

Section 7 Covenants of the Stockholders, the Company, Subsidiary and NetObjects

         7.1 Non-Disclosure. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. Promptly after the Merger Effective Time, NetObjects and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby. The parties also hereby ratify and confirm the provisions of paragraphs 12 and 14 of the Letter of Intent dated May 26, 2000, by and among NetObjects, the Company, Arun Anantharaman and Jeet Kaul, both in their capacities as directors and as stockholders of the Company which shall continue in effect until the Merger Effective Time.

         7.2 Survival of Representations and Warranties; Indemnification.

         (a) Survival. All representations and warranties made under Section 2, 3 or 4 shall survive the Closing and any investigation with respect thereto by an authorized party until the Last Escrow Claim Date. Following the Closing, however, the Company shall have no liability with respect to any representation or warranty and shall not be subject to any contribution, indemnity or similar claims with respect thereto by any Stockholder or any other Person.

         (b) Representations and Warranties in Section 3. In the event of any misrepresentation or breach of warranty in Section 2 or Section 3 (it being agreed that for purposes of determining the existence of any such misrepresentation, all such representations, warranties or covenants of the Stockholders and the Company that are qualified as to materiality or as to a specified threshold or minimum amounts shall be deemed to be not so qualified), NetObjects shall be entitled to recover the related Recoverable Amount from the Escrow Account, provided that NetObjects gives notice of such misrepresentation or breach in accordance with the Escrow Agreement, in reasonable detail, specifying the amount of the claim, on or before 5:00 p.m. Pacific Time on the Last Escrow Claim Date, it being understood that no recovery may be had against the Escrow Account with respect to any claim which is not the subject of such a notice given by such time.

         "Recoverable Amount" means Damages, if any, proximately resulting to NetObjects on account of any misrepresentation, breach of warranty or breach of covenant.

         The Company, the Stockholders, any Affiliate of the Company or any Affiliate of the Stockholders shall not have any liability or obligation of any kind to NetObjects, or any other Person on account of the breach of any representation or warranty made in Section 3, except as stated in this Section
7.2. The sole recourse of NetObjects on account of the breach of any representation or warranty made in Section 3 shall be with respect to the property in the Escrow Account.

Notwithstanding the foregoing, any liability or obligation resulting from the knowing personal fraud of an individual shall not be subject to any of the limitations or thresholds stated in this Section 7.2(b).

         (c) Pre-Closing Taxes. NetObjects shall be entitled to recover against the Escrow Account for Damages to it resulting from the failure of the Company to pay Taxes payable, or accruing under GAAP, on or before the Closing.

         (d)   Limitations.   Nothing  in  this  Section  7.2  shall  limit  the
indemnification available to NetObjects and the Stockholders under Sections 7.11 or 8.1.

         7.3 Disputed and Third-Party Claims.

         (a) If  NetObjects  shall  give  notice of a claim in  accordance  with
Section 7.2, and NetObjects and the Holders' Agents do not resolve such matter by written agreement within 45 days after such notice is given, the dispute will be settled exclusively by arbitration before a single arbitrator appointed by JAMS/Endispute. If the total amount (not including interest) of the dispute and any counterclaim exceeds $100,000, the arbitration will be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute; any other arbitration under this Section will be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS/Endispute. NetObjects and the Holders' Agents shall each bear their own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration. The arbitral award shall allocate the arbitrator's fees and expenses according to the relative success of NetObjects and the Holders' Agents in the arbitration, as determined by the arbitrator.

         (b) To the extent a claim by NetObjects under Section 7.2 relates to a claim asserted against a party to this Agreement (other than to enforce this Agreement) (a "Third-Party Claim") and NetObjects gives notice of the assertion of the Third-Party Claim, then the Holders' Agents will have the option, exercisable by written notice to NetObjects within 20 days after receipt of NetObjects' notice, to control the defense of such Third-Party Claim. All expenses (including, without limitation, attorneys' fees) incurred by the Holders' Agents in connection with his assumption of control of the defense of a Third-Party Claim shall be paid by the Holders' Agents. If the Holders' Agents has not assumed the defense of a Third-Party Claim, then NetObjects shall have the right to control the defense of the Third-Party Claim, and the expenses reasonably incurred by NetObjects in connection with such defense shall be recoverable as part of the underlying claim on the same basis and subject to the same limitations as stated in Section 7.2 and this Section.

         (c) The party controlling the defense may use counsel selected by it, but if the other party reasonably objects (within 20 days after designation of counsel initially selected) on account of such counsel's representation or potential representation of the designating party in matters in which NetObjects's and the Stockholders' or the Company's interests are adverse or potentially adverse, the designating party shall select other counsel free of any such adverse representation. The party controlling the defense shall have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that (i) at least 10 days' prior notice shall be given to the other party of the intention to settle the Third-Party Claim, (ii) no settlement by the controlling party shall include any equitable relief binding on the noncontrolling party, and (iii) the controlling party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld. The noncontrolling party will have the right to be represented by counsel, solely at its own expense. The controlling party shall keep the other party advised of the status of the Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

         (d) Unless otherwise agreed by the parties, arbitration under Section 7.3(a) of a claim by NetObjects with respect to a Third-Party Claim shall be deferred until the resolution of the Third-Party Claim.

         7.4 Termination of this Agreement. If any condition of the Closing stated in Section 5 is not satisfied on or before July __, 2000 (2 business days prior to Closing), then, provided NetObjects is not in material default hereunder, NetObjects may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Company and the Holders' Agent. If any condition of the Closing stated in Section 6 is not satisfied on or before such date, then, provided the Company and the Stockholders are not in material default hereunder, the Company and the Holders' Agents may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to NetObjects. Any such termination will not, however, terminate or otherwise affect the obligations of the parties under Sections 7.1, 8.1 or 8.2. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective boards of directors, notwithstanding approval of this Agreement by the stockholders of any or all parties.

         7.5 Reasonable Business Efforts, No Inconsistent Action. Each party will use its, his or her reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Closing. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in Section 5 or 6 on or before the Closing.

         7.6 Access. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Company will (i) give NetObjects and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit NetObjects to make inspections and copies of such books and records, and (ii) furnish NetObjects with such financial information and operating data and other information with respect to its business and Properties, and to discuss with NetObjects and its authorized representative its affairs, all as NetObjects may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company.

         7.7 No Solicitation or Negotiation. The Company and the Stockholders agree that, between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, they will not (and will not permit any person or entity which they control to) seek or entertain, or negotiate any terms of, a Strategic Transaction with any party other than NetObjects and its affiliates, or give any information concerning its business to any such party, or enter into any agreement inconsistent with this Agreement or the proposed transaction with NetObjects. A "Strategic Transaction" means (i) any form of acquisition, direct or indirect, whether by purchase, merger, stock sale (primary or secondary), or any other structure, of any portion of the Company's consolidated business or any equity interest therein, (ii) any arrangement whereby effective operating control of the Company's consolidated business or a portion thereof is granted to another party or (iii) any transaction involving the recapitalization, restructuring, liquidation, dissolution or other similar type of transaction involving the Company. During such period, the Company will promptly notify NetObjects of the content and identity of any proposal or communication it receives from any such person concerning any Strategic Transaction.

         7.8 Interim Financial Information. The Company will supply to NetObjects unaudited consolidated monthly financial statements as of June 30, 2000 and within 30 business days of the end of each month ending between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months, together with additional monthly reports substantially in the form heretofore delivered to the Company's major stockholder. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

         7.9 Interim Conduct of Business. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by NetObjects in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

                  (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

                  (b) amend its Certificate of Incorporation or Bylaws;

                  (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

                  (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

                  (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Common Stock pursuant to the exercise of the outstanding stock options held by Russell Sarmiento prior to the Merger Effective Time;

                  (f) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock except under existing repurchase agreements or obligations as set forth in Schedule 2.1;

                  (g) modify, amend or terminate any Benefit Plans, except as required under Legal Requirements or any Disclosable Contract; or

                  (h) authorize or enter into an agreement to do any of the foregoing.

         7.10 Registration. The holders of NetObjects Stock issued under this Agreement and NetObjects shall sign a Registration Rights Agreement in the form attached as Exhibit I.

         7.11 Indemnification of Company Indemnitees. All rights to indemnification for acts or omissions occurring prior to the Merger Effective Time in favor of the directors or executive officers of the Company (the "Company Indemnitees") as provided in the Company's Certificate of Incorporation and Bylaws immediately prior to the Merger Effective Time shall terminate upon the Merger as of the Merger Effective Time, except as to claims brought against the indemnitee as an agent of the Company (i) which no Indemnitee know of or had any reason to know of as of date of the Closing, (ii) that will not constitute a breach of any representation or warranty under Section 2 or Section 3 and (iii) that would otherwise be entitled to indemnity under the Company's Bylaws.

         7.12 Tax Matters. NetObjects and the Company agree to report the Merger as a tax-free reorganization within the meaning of Sections 368(a) of the Code and neither NetObjects nor the Company shall take any action prior to or following the Closing that would cause this Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

         7.13 Continuing Employees. NetObjects agrees that following the Merger Effective Time: for the purposes of employment plans and arrangements which NetObjects or the Company may extend to Continuing Employees (as defined below), NetObjects shall give full credit to each Continuing Employee for such Continuing Employee's period of service with the Company prior to the Merger Effective Time to the extent such service was recognized under any comparable employment plans or arrangements of the Company prior to the Merger Effective Time. NetObjects will identify the Continuing Employees on a schedule to be delivered to the Company at the Closing.

         7.14 Stock Option Agreements. Following the Closing, NetObjects and all holders of Rocktide stock options under the Rocktide Option Plan who are receiving substitute NetObjects stock options under the NetObjects 1997 Stock Option Plan in accordance with Section 1.3(h) of this Agreement, shall sign a NetObjects Stock Option Agreement in the form attached as Exhibit H.

Section 8 Miscellaneous

         8.1 No Brokers, Finders, Etc.

         (a) Company. Neither the Company nor the Stockholders have engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. The Company and the Stockholders (severally and not jointly) shall, indemnify, defend and hold NetObjects harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement , including without limitation, any fees and expenses of counsel incurred by NetObjects in connection with enforcing this Section 8.1(a).

         (b) NetObjects. NetObjects has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. NetObjects shall indemnify, defend and hold the Company and the Stockholders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Company and the Stockholders in connection with enforcing this Section 8.1(b).

         8.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company and NetObjects shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts. If the Closing does not occur, the Stockholders and/or the Company shall bear the Company's portion of such fees and expenses.

         8.3 Complete Agreement; Waiver and Modification, Etc. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be terminated prior to the Merger Effective Time by mutual agreement of NetObjects, Subsidiary and Rocktide, as authorized by their respective boards of directors, notwithstanding approval hereof by the stockholders of such parties. This Agreement may be amended prior to the Merger Effective Time by mutual agreement of NetObjects, Subsidiary and Rocktide, as authorized by their respective boards of directors, notwithstanding approval hereof by the stockholders of such parties; provided, however, that such amendment shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Rocktide, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such party. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

         8.4 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

         (a)      If to NetObjects or Subsidiary:

                  301 Galveston Drive
                  Redwood City, CA 94063
                  Attention:  Samir Arora
                  facsimile:  650 - 482-3600

         with copies to:

                  McCutchen, Doyle, Brown & Enersen, LLP
                  3150 Porter Drive
                  Palo Alto, CA 94304
                  Attention:  Alan Kalin
                  facsimile: 650 - 849-4800

         (b)      If to the Company:

                  Rocktide, Inc.
                  5255 Stevens Creek Blvd., Suite 365
                  Santa Clara, CA  95051
                  Attention:  Jeet Kaul

                  [facsimile:       ]

         with copies to:

                  Hopkins & Carley
                  The Letitia Building
                  70 S. First Street
                  San Jose, CA 95113-2406
                  Attention:  Clarence Kellogg
                  facsimile:  408 - 998-4790

         (c)      If to the Stockholders:


                  c/o Rocktide, Inc.
                  5255 Stevens Creek Blvd., Suite 365
                  Santa Clara, CA  95051
                  Attention:  Jeet Kaul
                  [facsimile:       ]

         Any party may change its address or facsimile number for purposes of this Section 8.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 8.4, provided it is a normal street address, or normal operating facsimile number, in the continental United States.

         8.5 Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of laws.

         8.6 Headings; References; "Hereof," Etc. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits, Schedules or Appendices refer, unless otherwise specified, to the designated Section of or Exhibit, Schedule or Appendix to this Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole.

         8.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

         8.8 Counterparts; Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         8.9 Severability. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

         8.10 Attorneys' Fees. In the event any suit, counterclaim, arbitration or other proceeding is brought to enforce or interpret the provisions of this Agreement, the prevailing side (NetObjects, on the one hand, and the Company and/or the Stockholders on the other hand) shall be entitled to recover from the nonprevailing side, in addition to all other remedies available at equity and law, the cost, including but not limited to reasonable attorneys' fees, incurred by the prevailing side therein, including any appeal or other subsequent proceeding. A side shall be considered to prevail if it secures a more favorable result than the other side (who shall be considered the nonprevailing party), as determined by the arbitrator or judge.

Section 9 Glossary

         Act - the Securities Act of 1933, as amended.

         Affiliate - a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Agreement - this Agreement and Plan of Reorganization, including the Exhibits and Schedules hereto.

         Benefit Plans - Section 3.10(b).

         Business - introductory paragraphs.

         Cash Consideration - introductory paragraphs.

         Certificate of Merger - Section 1.2.

         Closing - Section 1.1.

         Code - the Internal Revenue Code of 1986, as amended.

         Common Shares - Section 1.3(e).

         Common Stock - the Common Stock of the Company.

         Company - introductory paragraphs.

         Company Indemnitees - Section 7.11.

         Confirmation Agreement and Assignment of Rights - Section 1.5.

         Continuing Employee - Section 7.13.

         Contract - any agreement, written or oral, or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

         Damages - any loss, loss in value, cost, liability or expense actually incurred, including without limitation, costs and expenses of litigation and reasonable attorneys' fees, but excluding in each case incidental, consequential or punitive damages. (The foregoing exclusion of punitive damages does not apply, however, to any punitive damages awarded in a Third-Party Claim.) All Damages shall be net of (i) any applicable insurance recovery (net of any retrospective premium adjustment), (ii) any related net realized tax benefit (taking any applicable recovery into account), (iii) any related refund or recovery realized by NetObjects, (iv) any related reserve included in the Interim Statements, and (v) any other reserve (whether or not related to the Damages in question) included in the Interim Statements, to the extent that, at the time of determination of Damages under this Agreement, such other reserve has proved to be in excess of the Company's actual losses or liabilities reserved against (provided, that such other reserves shall thereafter be reduced by the excess thus utilized for netting).

         Derivative Work - Section 3.17(l).

         Disclosable Contract - Section 3.11.

         Disclosable Leases - Section 3.7.

         ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

         Escrow Account - the Property held by the escrow agent under the Escrow Agreement.

         Escrow Agent - Section 1.3(g).

         Escrow Agreement - Section 1.5(a).

         Escrow Dollars - Section 1.3(g).

         Escrow Stock - Section 1.3(g).

         Exchange Act - the Securities Exchange Act of 1934, as amended.

         Excluded Shares - Section 1.3(d).

         GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

         Governmental Agency - any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

         Hazardous Material - all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity;" (iii) any petroleum products, explosives or radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         Holders' Agents - Section 1.5(a).

         Interim Statements - Section 3.2(a).

         Knowledge - with respect to the Company shall mean the knowledge, as of the time the applicable representation or warranty is made, of the officers and directors of the Company.

         Last Escrow Claim Date - the same numerical day in the month as the numerical day on which the Closing occurs, in the 12th month following the month in which the Closing occurs. If there is no corresponding numerical day in such 12th month, the Last Escrow Claim Date will be the first day of the 13th month following the month in which the Closing occurs.

         Legal Requirement - a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a permit or other authorization issued by a Governmental Agency.

         Lien - any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

         Material Adverse Effect - a violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Stockholders' Closing Certificate but for the presence of "Material
Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

         Merger Consideration - introductory paragraphs.

         Merger Effective Time - Section 1.2.

         Merger Price - Section 1.3(e).

         Minor Contract - any Contract that is not a Partner Contract and that involves no more than $5,000 in annual payments due or owed under its terms.

         Minor License - any license, without limitation including any freeware, shareware and opensource license, that is immaterial and can be easily replaced in the ordinary course of business without liability in excess of $5,000.

         NetObjects - introductory paragraphs.

         NetObjects Information - Section 2.9.

         NetObjects SEC Documents - Section 4.3.

         NetObjects Stock - introductory paragraphs.

         Option Exchange Ratio - Section 1.3(h).

         Order - any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

         Permit - a permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

         Person  -  an  individual,  or  a  corporation,   partnership,  limited
liability company, trust, association or other entity of any nature, or a Governmental Agency.

         Property - any interest in any real, personal or mixed property, whether tangible or intangible.

         Recoverable Amount - Section 7.2(b).

         Reported Price - the closing price per share of NetObjects Stock on the Nasdaq National Market as reported in the Western edition of the Wall Street Journal.

         SEC - the Securities and Exchange Commission.

         Stock Right - any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any instrument convertible into or exchangeable for any capital stock or any other Stock Right.

         Stockholders - introductory paragraphs.

         Strategic Transaction - Section 7.7.

         Subsidiary - introductory paragraphs.

         Surviving Company - introductory paragraphs.

         Tax - any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

         Third-Party Action - any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

         Third-Party Claim - Section 7.3(b).

         Third-Party Right - any Lien on any Property of the Person in question, or any right (other than the rights of NetObjects hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization.

NetObjects:                             NETOBJECTS, INC.

                                        By: ____________________________
                                              Samir Arora, President

Subsidiary:                             NETO ACQUISITION CORP.


                                        By: ____________________________
                                              Samir Arora, President

Company:                                ROCKTIDE, INC.


                                        By: ____________________________
                                              Name:
                                              Title:


Stockholders:
                                        ____________________________
                                        Jeet Kaul

                                        ___________________ [spouse]


                                        ____________________________
                                        Arun Anantharaman

                                        ___________________ [spouse]